 Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of September 19, 2017, by and among Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (each individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A.           The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B.           The Company has authorized the further issuance of senior secured notes of the Company, in substantially the form attached hereto as Exhibit A (the “Notes”), which Notes shall be convertible into the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms of the Notes.

C.           Each Buyer wishes to purchase, and the Company wishes to sell at the Closing (as defined below), upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Notes set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers attached hereto (which aggregate principal amount of Notes for all Buyers shall be $550,000.00) (the “Notes”) (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), and (ii) Warrants, in substantially the form attached hereto as Exhibit B (the “Warrants”), representing the right to acquire that number of shares of Common Stock set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (as exercised, collectively, the “Warrant Shares”).

D.           The Notes will rank pari passu to all of the Company’s outstanding senior debt as of the date of this Agreement, and senior to all other outstanding and future indebtedness of the Company, and its Subsidiaries (as defined below), will be guaranteed by all direct and indirect Subsidiaries (as defined in Section 3(a)) of the Company, currently formed or formed in the future, as evidenced by that certain First Amendment to Guaranty (the “Guaranty Amendment”), substantially in the form attached hereto as Exhibit C, which amends that certain Guaranty dated November 23, 2016, (as amended or modified from time to time in accordance with its terms, the “Guaranty Agreement”), and will be secured by a first priority perfected security interest (subject to Permitted Liens under and as defined in the Notes) in all of the current and future assets of the Company and all direct and indirect Subsidiaries of the Company, except for the “Excluded Assets” (as such term is defined in the Security Agreement), currently formed or formed in the future, as evidenced by that certain Third Amendment to the Pledge and Security Agreement, substantially in the form attached hereto as Exhibit D (as amended or modified from time to time in accordance with its terms, the “Security Amendment Agreement”), which further amends that certain Pledge and Security Agreement, dated as of April 23, 2015 by and among the Company and the Collateral Agent attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2015 (as amended prior to the date hereof and by the Third Amendment to the Pledge and Security Agreement dated as of the date hereof, and as further amended or modified from time to time in accordance with its terms, the “Security Agreement” and together with the Guaranty Agreement and any ancillary documents related thereto, collectively, the “Security Documents”).

E.           The Notes, Conversion Shares, Warrants and Warrant Shares collectively are referred to herein as the “Securities”.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.           PURCHASE AND SALE OF NOTES AND WARRANTS.

(a)           Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), (i) a principal amount of Notes as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers and (ii) Warrants to acquire up to that number of Warrant Shares as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (the “Closing”).

(b)           Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on the date hereof (or such other date and time as is mutually agreed to by the Company and each Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below, at the offices of the Company.

(c)           Purchase Price. The aggregate purchase price for the Notes and Warrants to be purchased by each Buyer at the Closing (the “Purchase Price”) shall be the amount set forth opposite each Buyer’s name in column (5) of the Schedule of Buyers. Each Buyer shall pay $900 for each $1,000 of principal amount of Notes to be purchased by such Buyer at the Closing. The Buyers and the Company agree that the Notes and the Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). The Buyers and the Company mutually agree that the allocation of the issue price of such investment unit between the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be $145.91 per $1,000 of Purchase Price to be allocated to the Warrants and the balance of each $1,000 of Purchase Price to be allocated to the Notes, and neither the Buyers nor the Company shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

(d)           Form of Payment. On the Closing Date, (i) each Buyer shall pay its Purchase Price to the Company for the Notes and Warrants to be issued and sold to such Buyer at the Closing (less, in the case of Empery Asset Master Ltd. (“Empery”) and affiliated funds of Empery, the amounts withheld pursuant to Section 4(h)), by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall deliver to each Buyer the Notes (allocated in the principal amounts as such Buyer shall request) and Warrants which such Buyer is then purchasing hereunder, in each case duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2.           BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer, severally and not jointly, represents and warrants with respect to only itself that:

(a)           No Public Sale or Distribution. Such Buyer (i) is acquiring the Notes and Warrants, (ii) upon issuance of the Conversion Shares pursuant to the terms of the Notes will acquire the Conversion Shares issuable pursuant to the terms of the Notes and (iii) upon exercise of the Warrants will acquire the Warrant Shares pursuant to the terms of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person (as defined below) to distribute any of the Securities. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b)           Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Such Buyer has executed and delivered to the Company a questionnaire (the “Investor Questionnaire”), substantially in the form attached hereto as Exhibit E, which such Buyer represents and warrants is true, correct and complete.

(c)           Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d)           Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Buyer confirms and agrees that (i) it has independently evaluated the investment risks and the merits of its decision to purchase the Securities, (ii) it has not relied on the advice of, or any representations by, any other Person, other than the Company and its officers and directors, in making such decision, and (iii) no Person, other than the Company and its officers and directors, has any responsibility with respect to the completeness or accuracy of any information or materials furnished to such Buyer in connection with the transactions contemplated hereby.

(e)           No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)           Transfer or Resale. Such Buyer understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in form and substance reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (“Rule 144”) or Rule 144A promulgated under the 1933 Act, as amended (or successor rules thereto) (collectively, “Resale Exemptions”); (ii) any sale of the Securities made in reliance on the Resale Exemptions may be made only in accordance with the terms of Rule 144 or Rule 144A, as applicable, and further, if a Resale Exemption is not applicable, any resale of the Securities under circumstances in which the seller (or the Person) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(g)           Legends. Such Buyer understands that the certificates or other instruments representing the Notes and Warrants, and any certificates representing the Conversion Shares and Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates or other instruments):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES [MAY BE CONVERTIBLE][ARE EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate or other instrument without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(h)           Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)           No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers, as of the date hereof and as of the Closing Date (unless otherwise provided herein), that:

(a)           Organization and Qualification. Each of the Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or on the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents. The Company has no Subsidiaries except as set forth on Schedule 3(a).

(b)           Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Warrants, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), the Security Documents, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the issuance of the Warrants, and the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares have been duly authorized by the Company’s Board of Directors, and (other than the filing with the SEC of a Form D and any other filings as may be required by state securities agencies) no further filing, consent, or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. Each of the Subsidiaries party to any of the Transaction Documents has the requisite power and authority to enter into and perform its obligations under such Transaction Documents., as applicable The execution and delivery by the Subsidiaries party to any of the Transaction Documents of such Transaction Documents and the consummation by such Subsidiaries of the transactions contemplated thereby have been duly authorized by such Subsidiaries’ respective boards of directors (or other applicable governing body) and (other than filings as may be required by state securities agencies) no further filing, consent, or authorization is required by such Subsidiaries, their respective boards of directors (or other applicable governing body) or stockholders (or other applicable owners of equity of such Subsidiaries). The Transaction Documents to which any of the Subsidiaries are parties have been duly executed and delivered by such Subsidiaries, and constitute the legal, valid and binding obligations of such Subsidiaries, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)           Issuance of Securities. The issuance of the Notes and the Warrants is duly authorized and, upon issuance, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount) the sum of (i) the maximum number of Conversion Shares issued and issuable pursuant to the Notes to be issued in the Closing based on the initial Conversion Price (as defined in the Notes) of $2.50 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof and without taking into account any limitations on the issuance thereof pursuant to the terms of the Notes) (the “Initial Conversion Price”) plus (ii) the maximum number of Warrant Shares issued and issuable pursuant to the Warrants to be issued in the Closing, each as of the Trading Day (as defined in the Warrants) immediately preceding the applicable date of determination (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants). As of the date hereof, there are 195,936,340 shares of Common Stock authorized and unissued, of which 10,283,658 are reserved for issuance upon full exercise of all outstanding options and warrants. Upon conversion of the Notes in accordance with the Notes or exercise of the Warrants in accordance with the Warrants, as the case may be, the Conversion Shares and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d)           No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and any of its Subsidiaries parties to any of the Transaction Documents and the consummation by the Company and any of its Subsidiaries of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and the Warrants and reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation (as defined in Section (3(q)) or Bylaws (as defined in Section (3(q)), any memorandum of association, certificate of incorporation, certificate of formation, bylaws, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or the articles of association or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including other foreign, federal and state securities laws and regulations and the rules and regulations of the OTCQB (the “Principal Market”) and including all applicable laws of the State of Delaware and any foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(e)           Consents. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with (other than the filing with the SEC of a Form D and any other filings as may be required by any state securities agencies), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any of its Subsidiaries is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Company of the Securities shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

(f)           Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Buyer is (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” of the Company or any of its Subsidiaries (as defined in Rule 144) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g)           No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, placement agent fees payable to J Streicher Capital, LLC (the “Placement Agent”) in connection with the sale of the Securities. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged the Placement Agent in connection with the sale of the Securities. Other than the Placement Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(h)           No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(i)          Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Buyer’s ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(j)           SEC Documents; Financial Statements. Except as disclosed in Schedule 3(j), during the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (“GAAP”) (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement or in the disclosure schedules to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(k)           Absence of Certain Changes. Except as disclosed in Schedule 3(k), since December 31, 2016, there has been no material adverse change and no material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries. Except as disclosed in Schedule 3(k), since December 31, 2016, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

(l)           No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(m)           Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any certificate of designations of any outstanding series of preferred stock of the Company (if any), its Certificate of Incorporation or Bylaws or their organizational charter or memorandum of association or certificate of incorporation or articles of association or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as set forth in Schedule 3(m), during the two (2) years prior to the date hereof, the Common Stock has been designated for quotation on the Principal Market. Except as set forth in Schedule 3(m), during the two (2) years prior to the date hereof, (i) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (ii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(n)           Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(o)           Sarbanes-Oxley Act. Except as disclosed in Schedule 3(o), the Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(p)           Transactions With Affiliates. Except as set forth on Schedule 3(p), none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(q)          Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which as of the date hereof, 4,063,660 shares are issued and outstanding, 709,876 shares are reserved for issuance pursuant to the Company’s stock option and purchase plans, 5,421,381 shares are reserved for issuance upon exercise of warrants outstanding and 4,152,401 shares are reserved for issuance pursuant to securities (other than the aforementioned options, warrants and the Notes and the Warrants) exercisable or exchangeable for, or convertible into, Common Stock, (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date hereof and (iii) there are 2,776,367 shares of Common Stock held by non-affiliates of the Company. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth in the SEC Documents or as disclosed in Schedule 3(q), (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or any of its Subsidiary’s’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has furnished or made available to the Buyers true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for shares of Common Stock and the material rights of the holders thereof in respect thereto.

(r)           Indebtedness and Other Contracts. Except as disclosed on Schedule 3(r), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. Schedule 3(r) provides a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(s)          Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except as set forth in Schedule 3(s). The matters set forth in Schedule 3(s) would not reasonably be expected to have a Material Adverse Effect.

(t)           Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(u)          Employee Relations.

(i)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) under the 1933 Act) of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries, to the knowledge of the Company or any of its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii)           The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)          Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except for Permitted Liens which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(w)           Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted. None of the Company’s Intellectual Property Rights have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned, within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or any of its Subsidiaries, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(x)           Environmental Laws. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) neither the Company nor its Subsidiaries is in violation of any Environmental Laws (as hereinafter defined), (ii) the Company and its Subsidiaries have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) the Company and its Subsidiaries are in compliance with all terms and conditions of any such permit, license or approval. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(y)           Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(z)           Investment Company Status. Neither the Company nor any Subsidiary is, and upon consummation of the sale of the Securities, and for so long any Buyer holds any Securities, will be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(aa)        Tax Status. The Company and each of its Subsidiaries (i) has made or filed all U.S. federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(bb)       Internal Accounting and Disclosure Controls. Except as set forth in Schedule 3(bb) or as set forth in the SEC Documents, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Except as set forth in Schedule 3(bb) or as set forth in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(cc)         Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd)         Ranking of Notes. Except as set forth in Schedule 3(dd), no Indebtedness of the Company or any of its Subsidiaries is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(ee)         Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(ff)          Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) other than the Placement Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Placement Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(gg)         Acknowledgement Regarding Buyers’ Trading Activity. The Company acknowledges and agrees that (i) none of the Buyers has been asked to agree, nor has any Buyer agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) any Buyer, and counter-parties in “derivative” transactions to which any such Buyer is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) each Buyer shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that one or more Buyers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Notes, the Warrants or any of the documents executed in connection herewith.

(hh)         U.S. Real Property Holding Corporation. The Company is not, has never been, and so long as any Securities remain outstanding, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code and the Company shall so certify upon any Buyer’s request.

(ii)           Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(jj)           No Additional Agreements. Neither the Company nor any of its Subsidiaries has any agreement or understanding with any Buyer with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(kk)         Disclosure. Except for the transaction contemplated hereby, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, or any of its Subsidiaries, their business and the transactions contemplated hereby, including the disclosure schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(ll)           Shell Company Status. The Company is not, and has not been since July 14, 2013, an issuer identified in Rule 144(i)(1) of the 1933 Act. As of July 14, 2013, the Company filed current “Form 10 information” (as defined in Rule 144 (i)(3)) with the SEC reflecting its status as an entity that was no longer an issuer described in Rule 144(i)(1)(i).

(mm)       Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(nn)         No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company. In addition, on or prior to the date hereof, the Company had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Company has no reason to believe that it will need to restate any such financial statements or any part thereof.

(oo)        No Disqualification Events. Except as set forth in Schedule 3(oo), with respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyers a copy of any disclosures provided thereunder.

(pp)         Other Covered Persons. The Company is not aware of any Person (other than the Placement Agent) that has been or will be paid (directly or indirectly) remuneration for solicitation of Buyers or potential purchasers in connection with the sale of any Securities.

4.          COVENANTS.

(a)           Best Efforts. Each party shall use its best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)           Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c)           Reporting Status. Until the date on which the Buyers shall have sold all of the Conversion Shares and Warrant Shares and none of the Notes or Warrants are outstanding (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(d)          Use of Proceeds. The Company will use the proceeds from the sale of the Securities solely for working capital and general corporate purposes.

(e)           Financial Information. The Company agrees to send the following to each Buyer during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, any Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K (or any analogous reports under the 1934 Act) and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, on the same day as the release thereof, facsimile or e-mailed copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)            [Reserved].

(g)           Transfer Agent. For so long any Securities are outstanding, the Company shall cause its transfer agent to participate in the Depository Trust Company Fast Automated Securities Transfer Program.

(h)           Fees. The Company shall reimburse Empery (a Buyer) or its designee(s) (in addition to any other expense amounts paid to any Buyer or its counsel prior to the date of this Agreement) for all costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith) (hereinafter, collectively, the “Empery Expenses”), which amount may be withheld by such Buyer from its purchase price for any Notes purchased at the Initial Closing to the extent not previously reimbursed by the Company. Notwithstanding the foregoing, in no event will the Empery Expenses reimbursed by the Company pursuant to this Section 4(h) exceed $10,000 without the prior approval from the Company. In addition, with respect to all costs and expenses owed by the Company to a Buyer, including, without limitation, unpaid collateral agent fees, unpaid interest or other unpaid fees and expenses, such Buyer may withhold such amount from its Purchase Price for any Notes purchased at the Closing. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Placement Agent. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(i)            Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Buyer in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that a Buyer and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Buyer.

(j)            Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first (1st) Business Day after the date hereof, (i) the Company shall issue a press release reasonably acceptable to the Buyers and (ii) file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules and exhibits to this Agreement), the form of Notes, the form of the Warrants and the Security Documents as exhibits to such filing (including all attachments, the “8-K Filing”). Subject to the foregoing, neither the Company, its Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Buyer, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Buyer in its capacity as a Buyer in any filing, announcement, release or otherwise.

(k)           Additional Notes; Variable Securities. So long as any Buyer beneficially owns any Notes, the Company will not issue any Notes (other than to the Buyers as contemplated hereby), and the Company shall not issue any other securities that would cause a breach or default under the Notes; provided, however, the Company may amend its outstanding Indebtedness to provide for the approved issuance of these Notes and adjust any relevant terms accordingly. For so long as any Notes remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Notes) with respect to the Common Stock into which any Note is convertible or the then applicable Exercise Price (as defined in the Warrants) with respect to the Common Stock into which any Warrant is exercisable.

(l)            Corporate Existence. So long as any Buyer beneficially owns any Securities, the Company shall (i) maintain its corporate existence and (ii) not be party to any Fundamental Transaction (as defined in the Notes) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants.

(m)          Reservation of Shares. So long as any Buyer owns any Securities, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the Required Reserve Amount. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under Section 3(c), in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount.

(n)           Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(o)           Public Information. At any time during the period commencing from the six (6) month anniversary of the Closing Date and ending at such time that all of the Securities, if a registration statement is not available for the resale of all of the Securities, may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1), if the Company shall (i) fail for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (ii) if the Company has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, as partial relief for the damages to any holder of Securities by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price of such holder’s Securities on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144. The payments to which a holder shall be entitled pursuant to this Section 4(o) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(p)           Notice of Disqualification Events. The Company will notify the Buyers in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(q)           Collateral Agent.

(i)            Each Buyer hereby (a) appoints Empery Tax Efficient, LP as the collateral agent hereunder and under the Security Documents (in such capacity, the “Collateral Agent”), and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on such Buyer’s behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not have, by reason hereof or pursuant to any Security Documents, a fiduciary relationship in respect of any Buyer. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Buyer for any action taken or omitted to be taken in connection hereof or the Security Documents except to the extent caused by its own gross negligence or willful misconduct, and each Buyer agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Collateral Agent Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Collateral Agent Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Collateral Agent Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Security Documents.

(ii)          The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(iii)          The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the Notes and the Security Documents at any time by giving at least ten (10) Business Days prior written notice to the Company and each holder of the Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment as provided below. Upon any such notice of resignation, the holders of a majority of the outstanding principal amount of Notes shall appoint a successor Collateral Agent. Upon the acceptance of the appointment as Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement, the Notes and the Security Agreement. After any Collateral Agent’s resignation hereunder, the provisions of this Section 4(q) shall inure to its benefit. If a successor Collateral Agent shall not have been so appointed within said ten (10) Business Day period, the retiring Collateral Agent shall then appoint a successor Collateral Agent who shall serve until such time, if any, as the holders of a majority of the outstanding principal amount of Notes appoints a successor Collateral Agent as provided above.

(iv)          The Company hereby covenants and agrees to take all actions as promptly as practicable reasonably requested by either the holders of a majority of the outstanding principal amount of Notes or the Collateral Agent (or its successor), from time to time pursuant to the terms of this Section 4(q), to secure a successor Collateral Agent satisfactory to such requesting part(y)(ies), in their sole discretion, including, without limitation, by paying all fees of such successor Collateral Agent, by having the Company agree to indemnify any successor Collateral Agent and by each of the Company executing a collateral agency agreement or similar agreement and/or any amendment to the Security Documents reasonably requested or required by the successor Collateral Agent.

(v)           The Company agrees to pay the Collateral Agent, by wire transfer of immediately available funds in accordance with the Collateral Agent’s written wire instructions, a quarterly agency fee of $10,000 within three (3) Business Days following the end of each calendar quarter that the Collateral Agent acted as collateral agent in accordance with this Section 4(q) and the Security Documents during such calendar quarter, provided, such fee shall be non-duplicative to any existing fee arrangements with the Collateral Agent arising from existing Indebtedness.

(r)            [Reserved].

(s)           Pledges of Intellectual Property Rights. The Company hereby agrees that it shall not pledge, mortgage, encumber or otherwise permit the Intellectual Property Rights to be subject to any lien, security interest, encumbrances, or charge (such actions hereinafter referred to collectively as “Pledge”) any of its Intellectual Property Rights except for Pledges related to current commercial development agreements as listed on Schedule 4(s) or for future commercial development agreements entered into in the ordinary course of business. The Company hereby further agrees: (a) to promptly notify the Collateral Agent of any such future commercial development agreements (but only if the Collateral Agent executes a confidentiality agreement with respect to any material, non-public information regarding or related to such commercial development agreements prior to its receipt of any such material, non-public information), and (b) to amend Schedule 4(s) in connection with such additional Pledges, with the approval of the Collateral Agent, which approval shall not be unreasonably withheld.

(t)            Closing Documents. On or prior to October 1, 2017, the Company agrees to deliver, or cause to be delivered, to each Buyer a complete closing set of the executed Transaction Documents, Securities and any other documents required to be delivered to any party pursuant to Section 7 hereof or otherwise.

5.           REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a)           Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes and the Warrants in which the Company shall record the name and address of the Person in whose name the Notes and the Warrants have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person, the number of Conversion Shares issuable pursuant to the terms of the Notes and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b)           Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in the form of Exhibit F attached hereto (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and Warrant Shares issued at the Closing or pursuant to the terms of the Notes or exercise of the Warrants in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes or exercise of the Warrants. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(f) hereof, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves the Conversion Shares or Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.           CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a)         The obligation of the Company hereunder to issue and sell the Notes and Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i)           Such Buyer shall have executed each of the Transaction Documents to which it is a party and the Investor Questionnaire and delivered the same to the Company.

(ii)           Such Buyer shall have executed and delivered to the Company the flow of funds memorandum (“Flow of Funds”), confirming the Purchase Price payable by such Buyer and the wiring instructions applicable thereto.

(iii)          Such Buyer shall have delivered its Purchase Price to the Company for the Notes being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company provided, if the Buyer is directed to wire its funds to a third party pursuant to the Flow of Funds, the receipt of funds by such designated third party shall constitute delivery of its Purchase Price, in part or in whole as indicated in the Flow of Funds, hereunder.

(iv)          The representations and warranties of such Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.           CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

(a)         The obligation of each Buyer hereunder to purchase the Notes and Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)            The Company and each of its Subsidiaries shall have duly executed and delivered to such Buyer each of the following documents to which it is a party: (A) each of the Transaction Documents, and (B) the Notes (allocated in such principal amounts as such Buyer shall request) and the related Warrants, in each case being purchased by such Buyer at the Closing pursuant to this Agreement.

(ii)           The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit F attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(iii)          The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(iv)          The Company shall have delivered to such Buyer a certificate evidencing the Company’s and each of its Subsidiaries’ qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company and its Subsidiaries conduct business, as of a date within ten (10) days of the Closing Date.

(v)           The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s and each of its Subsidiaries’ Board of Directors in a form reasonably acceptable to such Buyer, (ii) the Certificate of Incorporation of the Company and each of its Subsidiaries and (iii) the Bylaws of the Company and each of its Subsidiaries, each as in effect at the Closing, in the form attached hereto as Exhibit G.

(vi)          The representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

(vii)         The Common Stock (I) shall be designated for quotation on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from quotation on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, in writing by the SEC or the Principal Market.

(viii)        The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(ix)           Each of the Company’s Subsidiaries shall have executed and delivered to such Buyer the Guaranty Amendment.

(x)            The Collateral Agent shall have received (x) the Second Amendment to the Subordination and Intercreditor Agreement, in the form attached hereto as Exhibit I-1 (the “September Subordination Amendment”), which further amends that certain Subordination and Intercreditor Agreement dated as of September 1, 2016 by and among Longboard Capital Advisors LLC, the Company, Ener-Core Power, Inc., Anthony Tang, as a Senior Lender (as defined therein) and Empery Tax Efficient, LP in its capacity as collateral agent for the Senior Note Lenders (as defined therein), as amended to date, and (x) the Second Amendment to the Subordination and Intercreditor Agreement, in the form attached hereto as Exhibit I-2 (the “October Subordination Amendment”), which further amends that certain Subordination and Intercreditor Agreement dated as of November 2, 2015 by and among Anthony Tang, the Company and Empery Tax Efficient, LP in its capacity as collateral agent for the Senior Lenders (as defined therein), as amended to date, in each case, duly executed and delivered by all parties thereto.

(xi)           The Collateral Agent shall have received the Security Amendment Agreement, duly executed by the Company and each of its Subsidiaries, together with the original stock certificates representing all of the equity interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers and allonges executed in blank and other proper instruments of transfer.

(xii)          The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.           TERMINATION. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date by delivering a written notice to that effect to each other party to this Agreement and without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse Empery or is designee(s), as applicable, for the expenses described in Section 4(h) above. In addition, in the event of a Next Equity Financing Conversion (as defined in the Notes), the Required Documents (as defined in the Notes) shall supersede this Agreement as of the effective time of such Next Equity Financing Conversion and this Agreement shall be of no further force or effect.

9.           MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or “.pdf” electronic format signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or “.pdf” electronic format signature.

(c)           Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)           Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the aggregate number of the Conversion Shares issued or issuable under the Notes (calculated using the Initial Conversion Price) and Warrants Shares issued or issuable pursuant to the Warrants (without regard to any limitation on conversion or exercise set forth therein) and shall include Empery so long as Empery or any of its affiliates holds any Securities (the “Required Holders”); provided that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Buyer relative to the comparable rights and obligations of the other Buyers shall require the prior written consent of such adversely affected Buyer; provided, further, that the provisions of Section 4(q) cannot be amended without the additional prior written approval of the Collateral Agent or its successor. Any amendment or waiver effected in accordance with this Section 9(e) shall be binding upon each Buyer and holder of Securities and the Company. No such amendment shall be effective to the extent that it applies to less than all of the Buyers or holders of Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to the Transaction Documents, holders of Notes, or holders of the Warrants as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f)            Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not immediately receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Ener-Core, Inc.

8965 Research Drive, Suite 100
Irvine, California 92618

Telephone:   (949) 616-3333

Facsimile:      (949) 616-3399
Attention:     Mr. Domonic J. Carney, CFO

Email:             DJ.Carney@ener-core.com

With a copy (for informational purposes only) to:

K&L Gates LLP

1 Park Plaza, 12th Floor

Irvine CA 92614

Telephone:   (949) 623-3545

Facsimile:      (949) 623-4477

Attention:    Shoshannah D. Katz, Esq.

Email:            shoshannah.katz@klgates.com

If to the Transfer Agent:

VStock Transfer, LLC.

18 Lafayette Place

Woodmere, New York 11598
Telephone:   (212) 828-8436

Facsimile:     (646) 536-3179

Attention:    Yoel Goldfeder

E-mail:           yoel@vstocktransfer.com

If to a Buyer, to its address, facsimile number and e-mail address set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

(g)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes and the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants). A Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h)           No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee shall have the right to enforce the obligations of the Company with respect to Section 9(k).

(i)            Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including without limitation taking such reasonable action as is necessary or desirable to perfect a security interest in the Company’s or one or more of its Subsidiaries’ Intellectual Property. Also, without limiting the generality of the requirements of the Company set forth in the Transaction Documents, the Company hereby covenants and agrees to provide prompt notice to the Collateral Agent upon the issuance of any patents in the name of the Company or any of their Subsidiaries anywhere in the world.

(k)         Indemnification.

(i)            In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(j), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(ii)         Promptly after receipt by an Indemnitee under this Section 9(k) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 9(k), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. Legal counsel referred to in the immediately preceding sentence shall be selected by the Buyer holding at least a majority of the aggregate principal amount of the Notes. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 9(k), except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(iii  )        The indemnification required by this Section 9(k) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(iv)          The indemnity agreements contained herein shall be in addition to (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to the law.

(l)          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)        Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n)         Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o)           Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p)           Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as, and the Company acknowledges that the Buyers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group, and the Company shall not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges and each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name: Alain J. Castro
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

[______]

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)
Buyer	Address and Facsimile Number	Aggregate Principal Amount of Notes	Number of Warrant Shares	Purchase Price	Legal Representative’s Address and Facsimile Number

EXHIBITS

Exhibit A	Form of Notes
Exhibit B	Form of Warrant
Exhibit C	Form of Guaranty Amendment
Exhibit D	Form of Security Amendment Agreement
Exhibit E	Form of Investor Questionnaire
Exhibit F	Form of Irrevocable Transfer Agent Instructions
Exhibit G	Form of Secretary’s Certificate
Exhibit H	Form of Officer’s Certificate
Exhibit I-1	Form of September Subordination Amendment
Exhibit I-2	Form of October Subordination Amendment

SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(j)	SEC Documents
Schedule 3(m)	Regulatory Permits
Schedule 3(o)	Sarbanes-Oxley Act
Schedule 3(p)	Transactions with Affiliates
Schedule 3(q)	Equity Capitalization
Schedule 3(r)	Indebtedness and Other Contracts
Schedule 3(s)	Absence of Litigation
Schedule 3(bb)	Internal Accounting and Disclosure Controls
Schedule 3(dd)	Ranking of Notes
Schedule 3(nn)	No Disagreements with Accountants and Lawyers
Schedule 3(oo)	No Disqualification Events
Schedule 4(s)	Pledges of Intellectual Property Rights

EXHIBIT A

Form of Notes

[Omitted]

EXHIBIT B

Form of Warrants

[Omitted]

EXHIBIT C

Form of Guaranty Amendment

FIRST AMENDMENT TO GUARANTY

THIS FIRST AMENDMENT TO GUARANTY (this “Amendment”) is made and entered into as of September 19, 2017 by and between Ener-Core Power, Inc., a Delaware corporation (the “Guarantor”) and the undersigned, and, in accordance with the terms hereof, amends that certain Guaranty, dated as of November 23, 2016 (the “Guaranty”), made by the Guarantor, in favor of the “Buyers” party to that certain Securities Purchase Agreement, dated as of November 23, 2016 (the “November 2016 SPA”), by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the investors listed on the Schedule of Buyers attached thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranty.

RECITALS

WHEREAS, pursuant to Section 12(b) of the Guaranty, provisions of the Guaranty may be amended and the observance thereof may be waived only with the written consent of the Company and the Required Holders (as defined in the November 2016 SPA);

WHEREAS, any amendment effected in accordance with Section 12(b) shall be binding upon each Buyer and holder of Securities and the Company; and

WHEREAS, the parties hereto with to amend the Guaranty as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENTS TO THE GUARANTY

Section 1.1 The following paragraph shall amend and restate the first paragraph under the WITNESSETH section of the Guaranty in its entirety:

“WHEREAS, Ener-Core, Inc., a Delaware corporation (the “Company”), and each party listed as a “Buyer” on the Schedule of Buyers (each a “November 2016 Buyer”, and collectively, the “November 2016 Buyers”) attached or joined to that certain Securities Purchase Agreement dated November 23, 2016 (as amended, restated or modified from time to time, the “November 2016 SPA”) are parties to the November 2016 SPA, pursuant to which, among other things, the November 2016 Buyers purchased from the Company certain senior secured convertible “Notes” (as defined in the November 2016 SPA) (collectively, the “November 2016 Notes”);”

Section 1.2 The following paragraphs shall be added immediately after the first paragraph under the WITNESSETH section of the Guaranty:

“WHEREAS, the Company and each party listed as a “Buyer” on the Schedule of Buyers (each a “September 2017 Buyer”, and collectively, the “September 2017 Buyers”) attached to that certain Securities Purchase Agreement dated September 19, 2017 (as amended, restated or modified from time to time, the “September 2017 SPA”) are parties to the September 2017 SPA, pursuant to which, among other things, the September 2017 Buyers shall purchase from the Company certain senior secured convertible “Notes” (as defined in the September 2017 SPA) (collectively, the “September 2017 Notes”).”

“WHEREAS, (a) each of the November 2016 Buyers and the September 2017 Buyers are hereinafter referred to individually as a “Buyer” and collectively, the “Buyers”, (b) the November 2016 Notes and the September 2017 Notes are hereinafter referred to collectively as the “Notes”, (c) the November 2016 SPA and the September 2017 SPA are hereinafter referred to collectively as the “Securities Purchase Agreement”, and (d) collectively, the (1) November 2016 SPA, the November 2016 Notes and each of the other agreements entered into by the parties thereto in connection with the transactions contemplated by the November 2016 SPA, and (2) the September 2017 SPA, the September 2017 Notes and each of the other agreements entered into by the parties thereto in connection with the transactions contemplated by the September 2017 SPA, are hereinafter referred to as the “Combined Transaction Documents”.”

Section 1.3        All references to the term “Transaction Documents” in the Guaranty shall be stricken and replaced by the term “Combined Transaction Documents”.

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of this Amendment. This Amendment shall form a part of the Guaranty for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Guaranty shall be deemed a reference to the Guaranty as amended hereby. This Amendment shall be deemed to be in full force and effect only from and after both the execution of this Amendment by the parties hereto and the execution of one or more agreements substantially identical to this First Amendment to Guaranty by the Company and each of the other Required Holders. Except as specifically amended as set forth herein, each term and condition of the Guaranty shall continue in full force and effect.

Section 2.2 Entire Agreement. This Amendment, together with the Guaranty, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

Section 2.3 Governing Law. This Amendment shall be governed by the internal law of the State of New York.

Section 2.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Guaranty as of the date first above written.

ENER-CORE POWER, INC., a Delaware corporation

By:
Name:	Alain J. Castro
Title:	Chief Executive Officer

Address for Notices:
8965 Research Drive, Suite 100 Irvine, California 92618 Attention: Mr. Domonic J. Carney Facsimile: (949) 616-3399 Email: DJ.Carney@ener-core.com

First Amendment to Guaranty

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Guaranty as of the date first above written.

[______]

By:
Name:
Title:

Exhibit D

Form of Security Amendment Agreement

[Omitted]

Exhibit E

Form of Investor Questionnaire

Ener-Core, Inc.

ACCREDITED INVESTOR QUESTIONNAIRE

PLEASE READ CAREFULLY

This investor questionnaire is being submitted by the undersigned to Ener-Core, Inc., a Delaware corporation (“Issuer”) in order to determine whether the undersigned qualifies as an “accredited investor” under Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). The undersigned understands that Issuer will rely upon the accuracy and completeness of the information provided in this questionnaire in determining whether certain issuances of securities of Issuer may qualify for an exemption from the registration requirements of the Securities Act. Please return your completed questionnaire and executed signature page hereto with your signature page to the Securities Purchase Agreement.

I.             Accredited Investor: The undersigned hereby represents and warrants that the undersigned is an “accredited investor” under Regulation D promulgated under the Securities Act. o (please check box if you are an accredited investor)

The undersigned is an “accredited investor” for one of the following reasons (check whichever applies):

Individuals. If the undersigned is a natural person (ignoring any revocable grantor trust), then the undersigned hereby represents and warrants as follows (check whichever applies):

☐	The undersigned is a director, executive officer, or general partner of the Issuer, or a director, executive officer, or general partner of a general partner of the Issuer.

☐	The undersigned has a net worth (either individually or jointly with the undersigned’s spouse) in excess of $1,000,000 (see calculation guidance below).

☐	The undersigned (i) either (A) had an individual annual income (exclusive of spousal income) in excess of $200,000 or (B) had a joint income with the undersigned’s spouse in excess of $300,000 in each of the two preceding tax years, and (ii) reasonably expects to have the same income level (individually or jointly, as applicable) in the current tax year (see calculation guidance below).

The term “net worth” means the excess of total assets over total liabilities. In calculating “net worth,” the Investor must exclude the value of the Investor’s principal residence as an asset. The value of the principal residence should be calculated as the fair market value of the residence, less any debt secured by such residence. To the extent that the amount of debt secured by the primary residence exceeds the fair market value of such residence, this excess amount of debt should be considered a liability for purposes of calculating net worth. The term “individual income” means adjusted gross income, as reported for federal income tax purposes, less any income attributable to a spouse or property owned by a spouse, increased by the amount (if not attributable to a spouse or property owned by a spouse) of any tax-exempt shares received, losses claimed as a partner in an entity treated as a partnership for tax purposes, any deduction claimed for depletion, any deduction for long term capital gains. The term “joint income” is defined in the same manner as “individual income,” except that income attributable to a spouse or property owned by a spouse is included.

Trusts. If the undersigned is a trust, then the undersigned hereby represents and warrants that the undersigned is (check whichever applies):

☐	A revocable trust (such as a living trust) or a trust formed for the purpose of acquiring the securities and for which, in either case, each grantor is an accredited investor. Indicate each grantor and the category that describes how each such grantor itself is qualified as an “accredited investor”:

____________________________________________________________

____________________________________________________________

☐	A trust which has total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities, whose purchase is directed by a “sophisticated person” within the meaning of Regulation D who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the proposed investment.

Entities. If the undersigned is a corporation, partnership, limited liability company or trust, then the undersigned hereby represents and warrants that the undersigned is (check whichever applies):

☐	an employee benefit plan within the meaning of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), if either:

a.	the investment decision is made by a plan fiduciary, as defined in ERISA § 3(21), that is a bank, savings and loan association, insurance company or registered investment adviser,

b.	an employee benefit plan with total assets in excess of $5,000,000, or

c.	a self-directed plan with investment decisions made solely by persons who are accredited investors as defined in Rule 501(a) promulgated under the Securities Act.

☐	one of the following entities, not formed for the specific purpose of acquiring securities and having total assets in excess of $5,000,000:

a.	an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

b.	a corporation, partnership, or limited liability company; or

c.	a Massachusetts or similar business trust.

☐	a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or a fiduciary capacity.

☐	a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

☐	an insurance company as defined in Section 2(13) of the Securities Act.

☐	an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in Section 2(a)(48) of the Investment Company Act.

☐	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees with total assets in excess of $5,000,000.

☐	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

☐	An entity in which all of the equity owners are “accredited investors” under any of the above categories (including the categories for individuals and trusts listed in the preceding Sections 1(a) and 1(b)). If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the “accredited investor” category which each such equity owner satisfies:

____________________________________________________________

____________________________________________________________

If the Issuer needs to verify my status as an accredited investor or has any questions with respect to such status, I hereby consent to request that the Issuer contact:

Name:	_____________________________________
Firm name:	_____________________________________
Email:	_____________________________________
Telephone:	_____________________________________
Address:	____________________________________________

Relationship to accredited investor:    ________________________

II.       Not an Accredited Investor: The undersigned hereby represents and warrants that the undersigned does NOT meet one of the foregoing tests and does not qualify as an “accredited investor” under Regulation D promulgated under the Securities Act. ☐ (please check box if you are not an accredited investor)

Signature Page Follows

The undersigned has/have executed this Accredited Investor Questionnaire effective as of the date set forth below.

FOR INDIVIDUALS

By: ___________________________________
Signature

Name: _________________________________

Date:

By: ___________________________________
Signature

Name: _________________________________

Date: _________________________________

NOTE: IF YOU ARE PURCHASING SHARES WITH YOUR SPOUSE, YOU MUST BOTH SIGN THIS SIGNATURE PAGE.

IF YOU ARE PURCHASING SHARES WITH ANOTHER PERSON NOT YOUR SPOUSE, YOU MUST EACH FILL OUT A SEPARATE QUESTIONNAIRE.

FOR ENTITIES

Name of Entity (i.e., corporation, partnership, trust, LLC etc.)

By: _________________________________
Signature

Name: _________________________________

Title: _________________________________

Date: _________________________________

Exhibit F

Form of Irrevocable Transfer Agent Instructions

TRANSFER AGENT INSTRUCTIONS

ENER-CORE, INC.

September 19, 2017

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598
Telephone: (212) 828-8436

Facsimile: (646) 536-3179

Attention: Yoel Goldfeder

E-mail: yoel@vstocktransfer.com

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as of September 19, 2017 (the “Agreement”), by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the investors named on each Buyer’s signature page to the Agreement and the Schedule of Buyers attached thereto (collectively, the “Holders”), pursuant to which the Company is issuing to the Holders: (i) convertible senior secured promissory notes (the “Notes”), which Notes shall be convertible into shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) and (ii) warrants (the “Warrants”), which are exercisable to purchase shares of Common Stock.

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time):

(i)	to issue shares of Common Stock upon conversion of the Notes (the “Conversion Shares”) to or upon the order of a Holder from time to time upon delivery to you of a properly completed and duly executed Conversion Notice, in the form attached hereto as Exhibit I, which has been acknowledged by the Company as indicated by the signature of a duly authorized officer of the Company thereon; and

(ii)	to issue shares of Common Stock upon exercise of the Warrants (the “Warrant Shares”) to or upon the order of a Holder from time to time upon delivery to you of a properly completed and duly executed Exercise Notice, in the form attached hereto as Exhibit II, which has been acknowledged by the Company as indicated by the signature of a duly authorized officer of the Company thereon.

You acknowledge and agree that so long as you have previously received (a) a written legal opinion from the Company’s legal counsel that either (i) a registration statement covering resales of the Conversion Shares and/or Warrant Shares has been declared effective by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) sales of the Conversion Shares and/or the Warrant Shares may be made in conformity with Rule 144 under the Securities Act (“Rule 144”) and (b) if applicable, a copy of such registration statement, then within three (3) business days of your receipt of a notice of transfer, Conversion Notice or Exercise Notice, you shall issue the certificates representing the Conversion Shares and/or the Warrant Shares, as applicable, registered in the names of such transferees, and such certificates shall not bear any legend restricting transfer of the Conversion Shares and/or the Warrant Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if such Conversion Shares and Warrant Shares are not registered for resale under the Securities Act or able to be sold under Rule 144, then the certificates for such Conversion Shares and/or Warrant Shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

[Remainder of page left blank intentionally. Signatures follow.]

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at 949-616-3300.

Very truly yours,

ENER-CORE, INC.

By:
Name:	Domonic J. Carney
Title:	Chief Financial Officer

THE FOREGOING INSTRUCTIONS ARE

ACKNOWLEDGED AND AGREED TO

this ___ day of September, 2017

VSTOCK TRANSFER, LLC

By:
Name:	Yoel Goldfeder
Title:	Chief Executive Officer

Enclosures

Signature Page to Transfer Agent Instructions

EXHIBIT I

CONVERSION NOTICE

ENER-CORE, inc.

Reference is made to the convertible unsecured promissory note (the “Note”) issued to the undersigned by Ener-Core, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.0001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number and E-mail Address:

Authorization:
By:
Title:
Dated:

Account Number (if book entry transfer):
Transaction Code Number (if book entry transfer):
Installment Amounts to be reduced and amount of reduction:

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs VStock Transfer, LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated September 19, 2017 from the Company and acknowledged and agreed to by VStock Transfer, LLC.

ENER-CORE, INC.

By:
Name:
Title:

EXHIBIT II

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

ENER-CORE, inc.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of Ener-Core, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.      Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

2.      Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.      Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs VStock Transfer, LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated September 19, 2017 from the Company and acknowledged and agreed to by VStock Transfer, LLC.

ENER-CORE, INC.

By:
Name:
Title:

Exhibit G

Form of Secretary’s Certificate

SECRETARY’S CERTIFICATE

Pursuant to Section 7(a)(v) of the Securities Purchase Agreement, dated as of September 19, 2017 (the “Purchase Agreement”), by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the investors set forth on the Schedule of Buyers attached to the Purchase Agreement (each, a “Buyer” and collectively, the “Buyers”), Domonic J. Carney, the Secretary of the Company, hereby certifies, in his capacity as an officer of the Company and as an officer of Ener-Core Power, Inc., a Delaware corporation (the “Subsidiary”), and not individually, on behalf of the Company and the Subsidiary, respectively, that:

1.	Attached hereto as Exhibit A are true, correct and complete copies of resolutions duly adopted by the Board of Directors (the “Board”) of the Company and the Board of Directors (the “Subsidiary Board”) of the Subsidiary (collectively, the “Board Resolutions”), approving the matters contemplated by Section 3(b) of the Purchase Agreement. Such resolutions have not been amended, modified, supplemented, annulled or revoked and are in full force and effect in the form adopted, and are the only resolutions adopted by the Board and the Subsidiary Board or by any committee of or designated by the Board and Subsidiary Board relating to (i) the transactions contemplated by the Board Resolutions, and (ii) the transaction agreements identified in the Board Resolutions. All members of the Board and Subsidiary Board were, at the time of their approval of the resolutions attached hereto as Exhibit A, respectively, and have been at all times thereafter, duly elected, qualified, and acting directors of the Company and the Subsidiary, respectively.

2.	Attached hereto as Exhibit B are true, correct and complete copies of the Certificate of Incorporation of the Company, as currently in effect (the “Certificate”), and the Certificate of Incorporation of the Subsidiary, as currently in effect (the “Subsidiary Certificate”). The Certificate has not been amended subsequent to September 3, 2015, and no action has been taken by the Company, its stockholders, directors, or officers to authorize or effect any further amendment or modification to such Certificate, and the Subsidiary Certificate has not been amended subsequent to June 28, 2013, and no action has been taken by the Subsidiary, its stockholders, directors, or officers to authorize or effect any further amendment or modification to such Subsidiary Certificate.

3.	Attached hereto as Exhibit C are true, correct and complete copies of the Bylaws of the Company, as currently in effect (the “Bylaws”), and the Bylaws of the Subsidiary, as currently in effect (the “Subsidiary Bylaws”). The Bylaws have not been amended subsequent to September 3, 2015, and no action has been taken by the Company, its stockholders, directors, or officers to authorize or effect any further amendment or modification to such Bylaws, and the Subsidiary Bylaws have not been amended subsequent to August 1, 2012, and no action has been taken by the Subsidiary, its stockholders, directors, or officers to authorize or effect any further amendment or modification to such Subsidiary Bylaws.

4.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Purchase Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature
Alain J. Castro	Chief Executive Officer	_________________________

5.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign each of the Transaction Documents of which the Subsidiary is a party on behalf of the Subsidiary, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature
Alain J. Castro	Chief Executive Officer	_________________________

Capitalized terms contained herein and not otherwise defined shall be interpreted in accordance with their meaning in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed his name to this Secretary’s Certificate this September 19, 2017.

By:
Name:	Domonic J. Carney
Title:	Secretary

I, Alain Castro, Chief Executive Officer, hereby certify that Domonic J. Carney is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is his true signature.

By:
Name:	Alain Castro
Title:	Chief Executive Officer

Signature Page to Secretary’s Certificate

EXHIBIT A

Board Resolutions

Subsidiary Board Resolutions

EXHIBIT B

Certificates of Incorporation

EXHIBIT C

Bylaws

Exhibit H

Form of Officer’s Certificate

COMPLIANCE CERTIFICATE

Pursuant to Section 7(a)(vi) of the Securities Purchase Agreement, dated as of September 19, 2017 (the “Purchase Agreement”), by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the investors set forth on the Schedule of Buyers attached to the Purchase Agreement (each, a “Buyer” and collectively, the “Buyers”), Alain J. Castro, the Chief Executive Officer of the Company, hereby certifies, in his capacity as an officer of the Company and not individually, on behalf of the Company and to the best of his knowledge after a reasonable investigation that:

1.       The representations and warranties of the Company contained in Section 3 of the Purchase Agreement are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date).

2.       The Company has performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

Capitalized terms contained herein and not otherwise defined shall be interpreted in accordance with their meaning in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed his name to this Compliance Certificate this September 19, 2017.

By:
Name:	Alain J. Castro
Title:	Chief Executive Officer

Signature Page to Compliance Certificate

Exhibit I-1

Form of September Subordination Amendment

[Omitted]

Exhibit I-2

Form of October Subordination Amendment

[Omitted]

DISCLOSURE SCHEDULES TO SECURITIES PURCHASE AGREEMENT

(Note: Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.)

Schedule 3(a)

(Subsidiaries)

Ener-Core Power, Inc., a Delaware corporation

Schedule 3(j)

(SEC Documents; Financial Statements)

None.

Schedule 3(m)

(Regulatory Permits)

None.

Schedule 3(o)

(Sarbanes-Oxley Act)

None, other than as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, and as described in Schedule 3(bb) below.

Schedule 3(p)

(Transactions with Affiliates)

None.

Schedule 3(q)

(Equity Capitalization)

(ii)	Outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries.

Subject to final approval of the Board of Directors, the Company has engaged MZ Consulting to provide investor relations services to the Company at a cost of $10,000 per month for the first three months, with a monthly rate review after three months of service, pursuant to the terms of a consulting agreement that provides that the Company may choose to satisfy its payment obligations thereunder by remitting to MZ a mix of cash and unregistered shares of Common Stock to satisfy the monthly payment.

(iii)	Outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound.

None.

(iv)	Financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries.

UCC financing statements have been filed in connection with (i) the issuance by the Company of the 2015 Senior Notes (as defined below), (ii) the CLA (as defined below) (iii) certain of its capital lease obligations.

(v)	Agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act.

In connection with the issuance and sale of the 2016 Senior Notes (as defined hereinafter), the Company entered into a Registration Rights Agreement with the investors (the “Registration Rights Agreement”), pursuant to which the Company is required to file one or more registration statements with the Securities and Exchange Commission (the “SEC”) to register for resale by the investors the shares issuable upon conversion of the 2016 Senior Notes (the “Conversion Shares”) and shares underlying certain warrants issued to the holders of the 2016 Senior Notes (the “Warrant Shares”), and use its best efforts to maintain the effectiveness of such registration statement(s). The Company was required to file the first such registration statement promptly following the initial closing date under the securities purchase agreement for the 2016 Senior Notes, which occurred on December 2, 2016, but in no event later than the date that is forty-five (45) days after such initial closing date. The Registration Rights Agreement required the Company to obtain effectiveness of the required registration statement by specified deadlines contained in the Registration Rights Agreement. The Company complied with its obligation to file such registration statement on January 17, 2017 and the SEC declared such registration statement effective on February 21, 2017. In connection with the execution of the execution of the Transaction Documents, the required number of investors has waived the Company’s ongoing maintenance obligations pursuant to the Registration Rights Agreement with respect to such Conversion Shares and Warrant Shares.

Liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or any of its Subsidiary’s’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect

None.

Schedule 3(r)

(Indebtedness and Other Contracts)

Convertible Unsecured Notes payable consisted of the following as of June 30, 2017:

	Notes	Debt Discount	Offering Costs	Net Total
December 31, 2016 Balance	$1,250,000	$(666,000)	$(30,000)	$554,000
Amortization of debt discount and deferred financing costs	—	552,000	22,000	574,000
Issuance of additional warrants		(73,000)	—	(73,000)
Ending balance—June 30, 2017	1,250,000	(187,000)	(8,000)	1,055,000

Less: Current Portion	$(1,250,000)	$187,000	$8,000	$(1,055,000)
Long Term Portion	$—	$—	$—	$—

On September 1, 2016, the Company entered into a securities purchase agreement and related notes and warrants pursuant to which it issued certain convertible unsecured promissory notes (the “Convertible Unsecured Notes”) and detachable five-year warrants to purchase an aggregate of 124,999 shares of the Company’s common stock at an exercise price of $4.00 per share (the “September 2016 Financing”). The Company received total gross proceeds of $1,250,000, less transaction expenses of $45,000 consisting of legal costs for net proceeds of $1,205,000.

The Convertible Unsecured Notes bear interest at a rate of 12% per annum and mature on September 1, 2017; provided, however, that the Company may not prepay any portion of the outstanding principal and accrued and unpaid interest under the Convertible Unsecured Notes so long as any of the Senior Notes (as defined hereinafter) remain outstanding and in no event will the maturity date of such Convertible Unsecured Notes be earlier than at least ninety-one (91) days after the maturity date under the Senior Notes. The Convertible Unsecured Notes are subordinate to the Senior Notes. The Convertible Unsecured Notes were initially convertible at the option of the holder into common stock at a conversion price of $4.31 per share and will automatically convert into shares of common stock in the event of a conversion of at least 50% of the then outstanding (i) principal, (ii) accrued and unpaid interest with respect to such principal and (iii) accrued and unpaid late charges, if any, with respect to such principal and interest, under the Senior Notes. In connection with the issuance of the 2016 Senior Notes (as defined hereinafter) and amendment and restatement of the 2015 Senior Notes (as defined hereinafter), the conversion price was reduced to $2.50 per share. The Convertible Unsecured Notes also contain a blocker provision that prevents the Company from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion. At any time after the issuance date of the Convertible Unsecured Notes, the Company may, at its option, redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal (the “Company Optional Redemption Amount”), at 100% of such aggregate amount; provided, however, that the Company may not redeem all or any portion of the Company Optional Redemption Amount so long as any of the Senior Notes remain outstanding without the prior written consent of the collateral agent with respect to such Senior Notes and certain investors holding the requisite number of conversion shares and warrant shares underlying the Senior Notes and certain related warrants.

The securities purchase agreement for the Convertible Unsecured Notes called for the issuance of additional five-year warrants to purchase an aggregate of 62,500 shares at an exercise price of $4.00 per share on each of the 61st, 91st, 121st and 151st days after the closing of the September 2016 Financing (in each case, an “Additional Warrant Date”), but only in the event the Company had not consummated a further financing consisting of the issuance of common stock and warrants for aggregate gross proceeds of at least $3,000,000 prior to such respective Additional Warrant Date. As of January 30, 2017, the Company had not consummated a further financing and, as a result, issued warrants to purchase an aggregate of 250,000 shares of the Company’s common stock, consisting of the issuance of an aggregate of 62,500 shares of the Company’s common stock on each of November 1, 2016, December 1, 2016, December 31, 2016 and January 30, 2017.

The terms of the Convertible Unsecured Notes and the related warrants, including the related agreements, are also described in the Company’s Current Report on Form 8-K, filed September 2, 2016 (EDGAR Link), incorporated by reference herein.

Leases Payable

Capital leases payable consisted of the following:

	June 30, 2017 (unaudited)	December 31, 2016

Capital lease payable to De Lange Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $452.	$7,000	$10,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on November 22, 2017, monthly payment of $394.	2,000	4,000
Capital lease payable to Dell Computers secured by computer equipment, 4.99% interest, due on May 1, 2020, monthly payment of $716.	24,000	—
Total capital leases	$33,000	$14,000
Less: current portion	(15,000)	(10,000)
Long-term portion of capital leases	$18,000	$4,000

Standby Letter of Credit

Pursuant to the terms of the Commercial License Agreement (“CLA”), dated as of November 14, 2014, by and between the Company and Dresser-Rand, the Company is required to provide a backstop security of $2.1 million to secure performance of certain obligations under the CLA (the “Backstop Security”). Effective November 2, 2015, the Company executed that certain Backstop Security Support Agreement (the “Support Agreement”), pursuant to which an investor agreed to provide the Company with financial and other assistance (including the provision of sufficient and adequate collateral) as necessary in order for the Company to obtain a $2.1 million letter of credit acceptable to Dresser-Rand as the Backstop Security and with an expiration date of June 30, 2017 (“Letter of Credit”). If the investor is required to make any payments on the Letter of Credit, subject to the terms of the Intercreditor Agreement (as defined hereinafter), the Company must reimburse the investor the full amount of any such payment. Such payment obligation is secured by a pledge of certain collateral of the Company pursuant to a Security Agreement dated November 2, 2015 (“Security Agreement”), and the security interest in favor of and the payment obligations to the investor are subject to the terms of that certain Subordination and Intercreditor Agreement executed concurrently with the Support Agreement and Security Agreement (the “Intercreditor Agreement”) by and among the investor, the Company and the collateral agent pursuant to the Senior Notes.

The term of the Company’s obligations under the Support Agreement (the “Term”) commenced on November 2, 2015, the issuance date of the Letter of Credit, and will terminate on the earliest of: (a) replacement of the Letter of Credit with an alternative Backstop Security in favor of Dresser-Rand, (b) Dresser-Rand eliminating the Backstop Security requirement under the CLA, or (c) the last day of the twenty-fourth calendar month following the commencement of the Term. In consideration of the investor’s support commitment, the Company paid the investor a one-time fee equal to 4% of the amount of the Letter of Credit and is obligated to pay a monthly fee equal to 1% of the amount of the Letter of Credit for the first twelve months. If the Support Agreement has not terminated after the initial twelve months, the Company will pay another one-time fee equal to 4% of the amount of the Letter of Credit, and a monthly fee equal to 2% of the amount of the Letter of Credit for up to another twelve months.

Amendments to Backstop Security and Senior Notes

In June 2016, the Company executed a contract manufacturing and commercial licensing agreement (the “CMLA”) with Dresser-Rand, which both companies intended would supersede and replace the CLA. In April 2017, the Company amended the terms of the CMLA to make the CMLA effective as of January 1, 2017, at which time it superseded and replaced the CLA. Further, effective as of April 27, 2017, the Company executed a First Amendment to the Support Agreement (the “BSSA Amendment”), with the individual investor. The BSSA Amendment is intended to conform the terms of the Support Agreement and related Letter of Credit to the terms of the CMLA. The BSSA Amendment (i) reduces the security obligation underlying the Letter of Credit from $2.1 million to $500,000, consistent with the current terms of the CMLA, (ii) extends the term of the backstop security to March 31, 2018, (iii) reduces the related fee payable under the Support Agreement to 1% per month for the remainder of the term, (iv) provided for the amendment and restatement of the warrant issued to the investor in connection with the execution of the Support Agreement in order to reduce the exercise price per share of common stock of to $3.00 and insert a beneficial ownership blocker provision at 4.99% and (v) provided that the Company would issue the investor an additional warrant to purchase 41,000 shares of Common Stock at an exercise price of $3.00 per share, subject to a 4.99% beneficial ownership blocker.

In connection with the execution of the BSSA Amendment, on April 27, 2017, the Company and certain investors holding Senior Notes executed first amendments to such Senior Notes to revise the definition of “Backstop Agreement” to include any amendments, restatements, supplements or other modifications thereof, as may be permitted thereunder.

For detailed terms of the Backstop Security and related documents, see the Company’s Current Reports on Form 8-K filed November 3, 2015 (EDGAR Link) and May 1, 2017 (EDGAR Link), each incorporated by reference herein.

Capital Leases

The Company leases certain assets, primarily computer equipment under agreements expiring in 2020. The total amount of the capital leases is approximately $35,000.

Operating Leases

The Company leases its office facility, research and development facility and equipment under operating leases, which for the most part, are renewable. The leases also provide that the Company will pay insurance and taxes. The Company’s primary operating lease expired on December 31, 2016 and it extended the lease for a three-month period ending March 31, 2017 at a reduced interim rate. The Company signed a new lease in February 2017 for a separate facility and moved into the new headquarters facilities in April 2017.

Through March 31, 2017, the Company’s headquarters was located at 9400 Toledo Way, Irvine, California 92618.  The property consisted of a mixed use commercial office, production, and warehouse facility of 32,649 square feet and expired December 31, 2016. The Company extended the lease at a reduced rate until March 31, 2017.  The monthly rent was $15,000 per month for the three months ended March 31, 2017. As of April 1, 2017, the Company’s headquarters is located at 8965 Research Drive, Suite 100, Irvine, California 92618 and consists of a mixed use commercial office of 4,960 square feet. From January through March 2017, the Company’s monthly rent was $15,000 for the Toledo Way property holdover and, from April 1, 2017, its monthly rent is $10,168 per month, with annual escalations on April 1, 2018 to $10,473 per month and on April 1, 2019 to $10,787 per month for the Research Drive property. The Toledo Way lease terminated on April 1, 2017 and the Research Drive property lease expires on March 31, 2020.

Senior Secured Notes

Convertible Senior Notes payable consisted of the following as of June 30, 2017:

	Principal	Debt Discount	Offering Costs	Net Total
Balance, December 31, 2016	$9,191,000	$(8,152,000)	$(409,000)	$630,000
Amortization of Debt Discount and Offering Costs	—	2,029,000	102,000	2,131,000
Conversion into common shares	(60,000)	50,000	3,000	(7,000)
Balance, June 30, 2017	9,131,000	(6,073,000)	(304,000)	2,754,000
Less: Current Portion	—	—	—	—
Long Term Portion	$9,131,000	$(6,073,000)	$(304,000)	$2,754,000

In the fourth quarter of 2016, the Company entered into a securities purchase agreement pursuant to which it issued a new series of convertible senior secured notes (collectively, the “2016 Senior Notes”) and related warrants, and entered into amendment agreements related to the convertible senior secured notes originally issued in April and May 2015 (the “2015 Senior Notes”) and the convertible unsecured promissory notes of the Company issued in September 2016 (the “Convertible Unsecured Notes”), as described in Note 9 below. The Company issued and sold new 2016 Senior Notes with a face value of $3,747,000 and an original issue discount of $375,000 for gross cash proceeds of $3,372,000. Additionally, the Company amended and restated the 2015 Senior Notes, the aggregate principal amount of which was $5,000,000 prior to such amendment and restatement. Upon the amendment and restatement of the 2015 Senior Notes, the face value of such 2015 Senior Notes was $5,556,000 with an original issue discount of $556,000. The Company refers to the 2016 Senior Notes and the amended and restated 2015 Senior Notes, collectively, as the “Senior Notes”. The Senior Notes are fully secured by all assets of the Company and the Company’s subsidiaries. The Senior Notes are convertible at a price per share of $2.50, which is adjustable upon a Company stock split, reverse split, or common share dividend. In conjunction with the issuance and/or amendment and restatement, as applicable, of the aggregate face value of $9,302,000 of the Senior Notes, the Company issued five-year warrants to purchase up to 3,720,839 shares of the Company’s common stock at $3.00 per share. The Company incurred $479,000 of offering costs in conjunction with the issuance and sale of the 2016 Senior Notes and amendment and restatement of the 2015 Senior Notes, consisting of $298,000 of placement agent fees and costs and $181,000 of legal and professional fees.

Upon an Event of Default, the Senior Notes will bear interest at a rate of 10% per annum. The Senior Notes will mature on December 31, 2018 and rank senior to the Convertible Unsecured Notes. The Senior Notes are convertible at the option of the holder into the Company’s common stock at an exercise price of $2.50 (as subject to adjustment therein) and will automatically convert into shares of the Company’s common stock on the fifth trading day immediately following the issuance date of the Senior Notes on which (i) the Weighted Average Price (as defined in the Senior Notes) of the Company’s common stock for each trading day during a twenty trading day period equals or exceeds $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) and no Equity Conditions Failure (as defined in the Senior Notes) has occurred. The Senior Notes also contain a blocker provision that prevents the Company from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of either 4.99% or 9.99%, with such threshold determined by the holder prior to issuance, of the shares of the Company’s common stock outstanding immediately after giving effect to such conversion.

Upon an Event of Default and delivery to the holder of the Senior Note of notice thereof, such holder may require the Company to redeem all or any portion of its Senior Note at a price equal to 115% of the Conversion Amount (as defined in the Senior Notes) being redeemed. Additionally, upon a Change of Control and delivery to the holder of the Senior Note of notice thereof, such holder may also require the Company to redeem all or any portion of its Senior Note at a price equal to 115% of the Conversion Amount being redeemed. Further, at any time from and after January 1, 2018 and provided that the Company has not received either (i) initial deposits for at least eight 2 MW Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the issuance date of the 2016 Senior Notes and ending on December 31, 2017, the holder of the Senior Note may require the Company to redeem all or any portion of its Senior Note at a price equal to 100% of the Conversion Amount being redeemed.

At any time after the issuance date of the Senior Notes, the Company may redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal, at 100% of such aggregate amount; provided, however, that the aggregate Conversion Amount to be redeemed pursuant to all Senior Notes must be at least $500,000, or such lesser amount as is then outstanding. The portion of the Senior Note(s) to be redeemed shall be redeemed at a price equal to the greater of (i) 110% of the Conversion Amount of the Senior Note being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Weighted Average Price (as defined in the Senior Notes) of the shares of the Company’s common stock during the period beginning on the date immediately preceding the date of the notice of such redemption by the Company and ending on the date on which the redemption by the Company occurs by (II) the lowest Conversion Price (as defined in the Senior Notes) in effect during such period.

The Senior Notes contain a provision that prevents the Company from entering into or becoming party to a Fundamental Transaction (as defined in the Senior Notes) unless the Company’s successor entity assumes all of the Company’s obligations under the Senior Notes and the related transaction documents pursuant to written agreements in form and substance satisfactory to at least a certain number of holders of the Senior Notes.

In connection with foregoing, Ener-Core Power, Inc., the Company’s wholly-owned subsidiary, entered into a Guaranty, pursuant to which it agreed to guarantee all of the obligations of the Company under the securities purchase agreement for the 2016 Senior Notes, the Senior Notes and the related transaction documents.

During the six months ended June 30, 2017, two holders of Senior Notes converted $60,000 of principal into 24,000 shares of the Company’s common stock.

The Company has outstanding senior secured notes issued pursuant to certain Securities Purchase Agreements, substantively identical except for effective dates and dated between November 2016 and December 2016 by and among the Company and the investors listed on the signature pages thereto, as amended from time to time, (the “Senior Notes”), The terms of the Senior Notes, as amended and/or restated to date, including the related securities purchase agreements, and the related pledge, guaranty and intercreditor agreements, are described in the following Current Reports on Form 8-K, incorporated by reference herein:

●	Filed April 23, 2015 (EDGAR Link)
●	Filed May 7, 2015 (EDGAR Link)
●	Filed October 23, 2015 (EDGAR Link)
●	Filed November 3, 2015 (EDGAR Link)
●	Filed November 25, 2015 (EDGAR Link)
●	Filed December 11, 2015 (EDGAR Link)
●	Filed December 31, 2015 (EDGAR Link)
●	Filed April 5, 2016 (EDGAR Link)
●	Filed September 2, 2016 (EDGAR Link)
●	Filed October 24, 2016 (EDGAR Link)
●	Filed November 25, 2016 (EDGAR Link)
●	Filed December 2, 2016 (EDGAR Link)
●	Filed December 14, 2016 (EDGAR Link)
●	Filed May 1, 2017 (EDGAR Link)

The Company has approximately $1,850,000 in trade accounts payable as of September 5, 2017.

Schedule 3(s)

(Litigation)

On September 23, 2016 AMTRA ENGINEERING B.V. filed a civil lawsuit (Case number 30-2016-00877078-CU-BC-CJC) in the Superior Court, County of Orange, California against Ener-Core Power, Inc. alleging breach of contract and breach of warranty. The lawsuit is due to a billing dispute surrounding a contractor for the Attero 250Kw unit delivered in June 2014 to the Netherlands. The Company has settled the lawsuit for $42,500 in cash, expected to be paid after the close of a larger financing. The Company intends to file a counter-claim against the contractor’s related company to recover $78,000 in unpaid billings.

Schedule 3(bb)

(Internal Accounting and Disclosure Controls)

As of December 31, 2016, as updated on June 30, 2017 the Company’s management, under the supervision and with the participation of its Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended).

Based on such evaluation, the disclosure controls and procedures of the Company and the Subsidiary as of December 31, 2016 were ineffective at the reasonable assurance level due to the following material weaknesses in internal control over financial reporting:

1.	The Company does not have full and complete written documentation of its internal control policies and procedures, primarily for controls related to its inventory procurement and management. Management evaluated the impact of the Company’s failure to have written documentation of its internal controls and procedures on its assessment of the Company’s disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

2.	The Company does not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to its size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Management evaluated the impact of the Company’s failure to have segregation of duties on its assessment of its disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

3.	For the year ending December 31, 2016, management concluded that the Company’s management information systems and information technology internal control design was deficient because the potential for unauthorized access to certain information systems and software applications existed during 2015 in several departments, including corporate accounting. Additionally, certain key controls for maintaining the overall integrity of systems and data processing were not properly designed and operating effectively. These deficiencies increased the likelihood of potential material errors in the Company’s financial reporting. Management evaluated the impact of the Company’s failure to have adequate information technology controls, on the Company’s assessment of its disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

The Company is attempting to remediate the material weaknesses in its disclosure controls and procedures and internal controls over financial reporting identified in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 by refining its internal procedures (see below).  During the six months ended June 30, 2017, the Company initiated the following corrective actions, which management believes are reasonably likely to materially affect the Company’s financial reporting, as they are designed to remediate the material weaknesses as described above:

●	The Company has begun the process of further documenting its internal control structure.

●	The Company is in the process of further enhancing the supervisory procedures to include additional levels of analysis and quality control reviews within the accounting and financial reporting functions. The Company has implemented additional anti-fraud measures over its cash disbursements systems.

●	It is developing and implementing inventory control procedures.

The Company does not expect to have fully remediated these material weaknesses until management has tested those internal controls and found them to have been remediated.  The Company expects to complete this process during its annual testing for the fiscal year ending December 31, 2017.

Schedule 3(dd)

(Ranking of Notes)

The Senior Notes and the Notes issuable pursuant to this transaction will rank pari passu. The rights granted pursuant to the Backstop Agreement are subject to a subordination and intercreditor agreement, and the Convertible Unsecured Notes are subordinated to all such senior obligations pursuant to another subordination and intercreditor agreement. See also Schedule 3(r).

Schedule 3(nn)

(No Disagreements with Accountants and Lawyers)

The Company owes certain outstanding balances with respect to fees incurred by its accountants and lawyers; however, the Company does not anticipate that such outstanding fees owed will affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

Schedule 3(oo)

(No Disqualification Events)

None.

Schedule 4(s)

(Pledges of Intellectual Property Rights)

None, except as provided in the CMLA, as amended to date.